                                                                    EXHIBIT 10.7


                      DAIRY MART CONVENIENCE STORES, INC.
                             ROBERT B. STEIN, JR.
                               GREGORY G. LANDRY
                    C/O DAIRY MART CONVENIENCE STORES, INC.
                               ONE VISION DRIVE
                          ENFIELD, CONNECTICUT 06082



                               DECEMBER 1, 1995



Mr. Mitchell J. Kupperman
c/o First Merchants Group, Inc.
Devonshire Place, Suite 106
48 Holy Family Road
Holyoke, MA

Re:  Termination of Employment, Separation and Related Matters
     ---------------------------------------------------------

Dear Mitch:

     This letter agreement, effective as of October 30, 1995, sets forth the terms and conditions pursuant to which, among other things, (i) you (hereinafter sometimes referred to as "Kupperman") shall terminate your employment and directorship with Dairy Mart Convenience Stores, Inc., a Delaware corporation (the "Company"), (ii) the Company shall compensate you in connection with the termination of your employment with the Company, (iii) the parties hereto will settle potential claims between them for certain consideration, (iv) you will agree not to compete with the Company for certain consideration, (v) the Company will pay you certain amounts for past services rendered, and (vi) you, on the one hand, and the Company, Robert B. Stein, Jr. ("Stein") and Gregory G. Landry ("Landry"), on the other hand, shall grant mutual releases. Intending to be legally bound, the parties hereby agree as follows:

     1.  Termination.  At the closing (the "Closing") of the transactions
         -----------
contemplated under that certain Agreement, dated as of October 30, 1995, among the Company, Charles Nirenberg, FCN Properties Corporation and The Nirenberg Foundation, Inc., as amended and modified by that certain Modification Agreement, dated of even date herewith, by and among the Company, Charles Nirenberg, FCN Properties Corporation and The Nirenberg Foundation, Inc. (said Agreement, as amended and modified by said Modification Agreement, being referred to herein as the "Nirenberg Settlement Agreement"), Kupperman shall deliver to the Company his written resignation from his positions as an officer, employee and director of the Company

Mr. Mitchell J. Kupperman
December 1, 1995
Page 2



and its subsidiaries (the "Kupperman Resignation"). Kupperman's resignation as an officer, employee and director of the Company and its subsidiaries shall become effective immediately upon delivery of the Kupperman Resignation to the Company at the Closing, without any further act being required by either the Company or Kupperman. For purposes of this Agreement, the effective date of the termination of Kupperman's employment with the Company is hereinafter referred to as the "Termination Date."

     2.   Consideration.
          -------------

          For and in consideration of (i) Kupperman's agreement to terminate his employment with the Company, (ii) the release by Kupperman of certain claims against the Company, (iii) Kupperman's agreement not to compete with the Company, and (iv) past services rendered by Kupperman to the Company, the Company shall make the payments provided for or referred to in Section 3 below and shall deliver or otherwise make available to Kupperman the benefits or other consideration referred to in Sections 4 and 5 below.

     3.   Payments.
          --------

          3.1  Amount and Timing of Payments. The Company shall make the
               -----------------------------
following payments to Kupperman:

                 (i) At the Closing, the Company shall make a cash severance payment to Kupperman of $433,000.

                (ii) Prior to the execution and delivery by Kupperman of this letter agreement, the Company has made the cash payment to Kupperman provided for in Section 11.

               (iii) At the Closing, the Company shall make the additional cash payments to Kupperman required pursuant to Sections 8(e) and 10 hereof.

          3.2  Payment Mechanics. All payments that the Company is required to
               -----------------
make pursuant to Section 3.1 above shall be made by certified check or by wire transfer thereof in immediately available funds to an account designated by Kupperman.

Mr. Mitchell J. Kupperman
December 1, 1995
Page 3



     4.   Stock Options.
          -------------

          4.1  Grant of Class A Stock Option.  At the Closing, the Company shall
               -----------------------------
issue to Kupperman a stock option (the "Class A Stock Option") exercisable for 10,000 shares (the "Class A Option Shares") of Class A Common Stock of the Company, at an exercise price of $2.875. The Class A Stock Option shall be fully vested and be immediately exercisable for all of the Class A Option Shares and shall be exercisable for a period of 18 months from the Termination Date. At the Closing, the Company and Kupperman shall execute and deliver a stock option agreement, in form and substance similar to the form customarily used by the Company for such purposes, evidencing the issuance of the Class A Stock Option and the terms hereof.

          4.2  Payment in Respect of Class B Stock Option.  At the Closing, the
               ------------------------------------------
Company shall pay Kupperman $15,000 in respect of its determination not to issue to Kupperman any option in replacement of Kupperman's previously outstanding stock option (the "Class B Stock Option") exercisable for 3,750 shares (the "Class B Option Shares") of Class B Common Stock of the Company. Such payment pursuant to this Section 4.2 shall be made, at the Closing, by certified check or by wire transfer thereof in immediately available funds to an account designated by Kupperman.

          4.3  Agreement Concerning Option Profits Agreement.  The parties
               ---------------------------------------------
hereby acknowledge that Kupperman, Stein and Landry are parties to that certain Agreement Regarding Obligation to Pay Amount of Option Profits, dated March 12, 1992, by and among HNB Investment Corp. ("HNB"), Frank Colaccino, Kupperman, Stein and Landry (the "Option Profits Agreement"). Each of the Company, Stein and Landry hereby agrees that, in the event that (i) Landry or Stein effects an amendment or modification to, or in any way supersedes in whole or in part, his obligations under the Option Profits Agreement so as to decrease, release, terminate or otherwise eliminate such obligations, or (ii) Landry or Stein reaches any kind of agreement with HNB that improves his position under the Option Profits Agreement in any way, then (a) concurrently with any such decrease, reduction, termination or other elimination of the obligations of Landry or Stein, the obligations of Kupperman under the Option Profits Agreement shall be decreased, reduced, terminated or otherwise eliminated to the same extent as the obligations of Landry or Stein, as the case may be, and/or (b) concurrently with any such improvement in the position of Landry or Stein, the position of Kupperman under the Option Profits Agreement shall be improved to the same extent as

Mr. Mitchell J. Kupperman
December 1, 1995
Page 4





the position of Landry or Stein is improved. Each of the Company, Stein and/or Landry, as the case may be, shall notify Kupperman promptly of the commencement of any discussions with HNB in connection with the taking, or any proposal to take, any of the actions described above in this Section 4.3.

     5.   Additional Benefits
          -------------------

          5.1.  Benefits.  In addition to the payments contemplated under
                --------
Section 3 hereof and the stock option benefits contemplated under Section 4 hereof, Kupperman shall be entitled to the following benefits in connection with the termination of his employment with the Company:

           (i) At the Closing, the Company shall at its sole cost and expense transfer unrestricted ownership and legal title, free and clear of any liens or other encumbrances (including, without limitation, payment or reimbursement by the Company of any sales or other similar taxes due and owing as a result of such transfer), to the automobile made available by the Company for Kupperman's use as of the date hereof.

          (ii) From the Termination Date through the earlier of two years thereafter or the date on which Kupperman and his dependents become eligible for substantially equivalent coverage provided by a subsequent employer, the Company shall provide Kupperman and his eligible dependents with continued coverage under all health, medical, dental and hospitalization plans maintained by the Company during such time period on the same terms and conditions applicable to executive officers of the Company.

         (iii) On the Termination Date, all options to purchase stock or other rights to purchase or own stock (including grants of stock) held by Kupperman that are not vested shall immediately vest and become exercisable in full (without any further action by the Company or Kupperman being required therefor) and all options to purchase stock and other rights to purchase or own stock (including grants of stock) then held by Kupperman shall remain in effect and be exercisable until the last business day of the 18th month following the Termination Date.

          (iv) At the Closing, the Company will assign and transfer to Kupperman, or his designee, all of the Company's right, title and interest in the life insurance policies covering Kupperman's life that were held by the Company as of the Termination Date. From and after the Closing, Kupperman shall, at

Mr. Mitchell J. Kupperman
December 1, 1995
Page 5




his election, assume and pay any and all premiums and other costs associated with the continuation of such policies. The Company shall execute and deliver any and all appropriate instruments necessary to evidence the foregoing assignment and transfer as promptly as practicable after the Closing.

           (v) From and after the Termination Date, Kupperman shall continue his participation in, and shall retain all of his rights (including, without limitation, his right to receive benefits and his right to make elections or other decisions or determinations) under, all of the other employee benefit plans, practices and policies of the Company (the "Other Employee Benefit Arrangements") to the extent that such plans, practices and policies as in effect on the date hereof contemplate or provide, by their own respective terms, that (i) participating employees may continue their participation thereunder after the termination of their employment with the Company or (ii) participating employees may or shall receive benefits thereunder after such termination. Notwithstanding any term of the Other Employee Benefit Arrangements to the contrary, on the Termination Date Kupperman shall become vested on all benefits, if any, to which he would otherwise be entitled under the Other Employee Benefit Arrangements. The determination of the amount of benefits, if any, to which Kupperman is entitled under the Other Employee Benefit Arrangements shall be made as of either the date hereof or the Termination Date, whichever results in the highest benefit to Kupperman.

          5.2.  Mitigation.  Subject to the provisions of Section 5.1(ii)
                ----------
hereof, Kupperman shall not be required to mitigate any of the benefits provided in this letter agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this letter agreement be reduced by any compensation or benefit earned by Kupperman as the result of employment by another employer after the Termination Date or otherwise.

     6.   Expenses and Taxes. The parties hereto agree that (i) all attorney,
          ------------------
accounting and other consultant fees incurred by each of the parties in connection with the negotiation and signing of the Agreement and (ii) all federal and state tax liabilities of each party relating to this Agreement and the transactions comtemplated hereby shall be the responsibility of such party, except for any tax liabilities of Kupperman pursuant to Section 5.1(i) which shall be the responsibility of the Company.

Mr. Mitchell J. Kupperman
December 1, 1995
Page 6



     7.   Condition Precedent. It shall be a condition precedent to the
          -------------------
obligation of each of Kupperman and the Company to consummate the transactions contemplated under this letter agreement that the Closing, and all of the transactions to be performed at the Closing under the Nirenberg Settlement Agreement, shall have been consummated.

     8.   Releases. Provided the Closing occurs:
          --------

          (a) Kupperman, on behalf of himself and his affiliates, hereby agrees to waive all claims against the Company, its subsidiaries and their respective former, current and future officers, directors, employees, stockholders, agents, attorneys, and other representatives (collectively, "Affiliates") and hereby releases and discharges the Company and its Affiliates from any all actions, causes of action, suits, debts, sums of money, accounts, covenants, contracts, controversies, agreements, promises, judgments, demands, liability, claims and damages whatsoever, in law or equity, that Kupperman and/or his affiliates ever had, now has, or hereafter can, shall or may have, for, upon or by reason of his former employment with, service as a director of, or direct or indirect holding of equity securities in, the Company, including, without limitation, any claims arising under any federal, state or local law or ordinance, tort, employment contract (express or implied), public policy, or any other obligation, including, without limitation, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, and all claims for wrongful discharge, workers' compensation, wages, monetary or equitable relief, vacation, disability, other employee fringe benefits, benefit plans, medical plans, or attorneys' fees; provided, however, that notwithstanding the foregoing, Kupperman reserves and shall not be deemed to have released (i) any rights he may have pursuant to the Company's 401(k) and profit sharing plans, (ii) any rights he may have pursuant to the Company's Other Employee Benefit Arrangements, (iii) his ability to seek and obtain indemnification by the Company pursuant this Agreement and the Company's Restated Certificate of Incorporation and Amended and Restated By-laws, each as in effect on the date hereof, (iv) all claims relating to the performance of the Company's obligations under this Agreement, and (v) his ability to assert claims for contribution or other appropriate relief against the Company or one or more of its Affiliates in any action in which he is a defendant commenced by any third party, including but not limited to one or more stockholders of the Company seeking to act on behalf of the Company.

Mr. Mitchell J. Kupperman
December 1, 1995
Page 7




          (b) Kupperman hereby agrees to waive all claims against each of Stein and Landry in their capacity as direct or indirect general partners of DM Associates Limited Partnership ("DM Associates"), New DM Management Associates I ("New DM Management I"), New DM Management Associates II ("New DM Management II"), and any attorneys of the foregoing and hereby releases and discharges them from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, covenants, contracts, controversies, agreements, promises, judgments, demands, liability, claims and damages whatsoever, in law or equity, that Kupperman ever had, now has, or hereafter can, shall or may have, for, upon or by reason of any event or thing whatsoever occurring on or prior to the Termination Date and relating to his interests in DM Associates, New DM Management I and New DM Management II; provided, however, that notwithstanding
                                       --------  -------
the foregoing, Kupperman reserves and shall not be deemed to have released any rights he may have to seek and obtain indemnification and/or contribution or other appropriate relief from DM Associates, New DM Management I or New DM Management II or any of the partners of such partnerships pursuant to such partnerships' respective partnership agreements as in effect on the date hereof or pursuant to applicable law.

          (c) The Company hereby agrees to waive all claims against Kupperman and his affiliates and their respective former, current and future officers, directors, employees, stockholders, agents, attorneys and other representatives and hereby releases and discharges Kupperman, his affiliates and such other persons from any and all actions causes of action, suits, debts, dues, sums of money, accounts, covenants, contracts, controversies, agreements promises, judgments, demands, liability, claims and damages whatsoever, in law or equity, that the Company ever had, now has, or hereafter can, shall or may have for, upon or by reason of Kupperman's former employment with, service as an officer and director of, direct or indirect holding of equity securities in, or in any other capacity relating to the Company (including as direct or indirect general partner of DM Associates, New DM Management I and New DM Management II, including any claims in connection with the transactions relating to the dissolution of DM Management Associates and DM Associates, the reconstitution of DM Associates and the replacement of DM Management Associates as the general partner of DM Associates by New DM Management I and New DM Management II, and any claims in connection with any action taken by Charles Nirenberg, Kupperman, New DM Management I and DM Associates to effect a change in the composition of the Board of Directors of the Company), including, but not limited, to any claims arising under any federal, state or local law or ordinance,

Mr. Mitchell J. Kupperman
December 1, 1995
Page 8




tort, employment contract (express or implied), public policy, or any other obligation other than (i) those relating to the performance of Kupperman's obligations under this Agreement and (ii) subject to Kupperman's reservation of rights pursuant to Section 8(a) hereof and rights pursuant to Section 9 hereof, claims made prior to or after the date of this letter agreement by one or more stockholders of the Company seeking to act on behalf of the Company.

          (d) Stein and Landry in their individual capacities and as general partners of New DM Management I and New DM Management II, each hereby agrees to waive all claims against Kupperman in his capacity as general partner of New DM Management I and New DM Management II, and as indirect general partner of DM Associates, and any attorneys of the foregoing and hereby releases and discharges them from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, covenants, contracts controversies, agreements, promises, judgments, demands, liability, claims and damages whatsoever, in law or equity, that either or both of them ever had, now has, or hereafter can, shall or may have, for, upon or by reason of any event or thing whatsoever occurring on or prior to the Termination Date and relating to Kupperman's interests in DM Associates, New DM Management I and New DM Management Associates II, including, without limitation, any claims in connection with the transactions relating to the dissolution of DM Management Associates and DM Associates, the reconstitution of DM Associates and the replacement of DM Management Associates as the general partner of DM Associates by New DM Management I and New DM Management II and any claims in connection with any action taken by Charles Nirenberg and Kupperman, for and on behalf of New DM Management I and DM Associates, to effect a change in the composition of the Board of Directors of the Company; provided, however, that notwithstanding the
                                   --------  -------
foregoing, each of Stein and Landry reserves and shall not be deemed to have released his ability to seek and obtain contribution or other appropriate relief against Kupperman pursuant to the respective partnership agreements of DM Associates, New DM Management I or New DM Management II, each as in effect on the date hereof, or pursuant to applicable law. Consistent with the foregoing, Stein and Landry each hereby agrees that he will not vote or take action, individually or with respect to his general partner interests in New DM Management I or New DM Management II to assert, or to cause New DM Management I or New DM Management II or DM Associates to assert, any claims against Kupperman in the capacities specified and with respect to the matters released in this
Section 8(d).

Mr. Mitchell J. Kupperman
December 1, 1995
Page 9



          (e) The parties hereby acknowledge and agree that, without limiting the generality of Section 8(a) above, among the claims being released by Kupperman pursuant to said Section 8(a) are claims that Kupperman may have against the Company (which the Company does not hereby acknowledge) for pain and suffering and damage to reputation suffered by Kupperman as a result of the termination of Kupperman's employment with the Company and his position as Executive Vice President. The parties hereby further acknowledge and agree that, in consideration of Kupperman's agreement to release the Company from any such claims for pain and suffering and damage to reputation, the Company shall pay to Kupperman at the Closing a non-refundable sum of $348,000 by wire transfer of federal funds to an account or accounts designated by Kupperman.

     9.   Indemnification. Provided the Closing occurs, the Company agrees to
          ---------------
the fullest extent permitted under Delaware law to indemnify and hold Kupperman harmless from and against any costs, expenses (including, without limitation, reasonable legal fees and expenses), judgments, fines, penalties and amounts paid in settlement (collectively, "Costs") which he may incur or to which he may become subject by reason of (i) the transactions contemplated hereby, except for those relating to any expenses or taxes set forth in Section 6 hereof, (ii) his service as director, officer and/or employee of the Company (to the fullest extent permitted under Section 145 of the Delaware General Corporation Law), including, without limitation, Costs in connection with the Kahn litigation and
(iii) the transactions relating to the dissolution of DM Management Associates and DM Associates, the reconstitution of DM Associates and the replacement of DM Management Associates as general partner of DM Associates by New DM Management I and New DM Management II and any action taken by Charles Nirenberg, Kupperman and/or any of the foregoing entities to effect a change in the composition of the Board of Directors of the Company. Upon its receipt of any notice from Kupperman with respect to any matter for which indemnification is available, the Company shall have the right to assume the defense thereof with counsel of its choice and thereafter the Company shall not be responsible for any legal fees incurred by Kupperman in respect thereof; provided, that if Kupperman is advised by counsel that there may be defenses available to him that differ from those available to the Company or other indemnified parties or otherwise that the potential exists for a conflict between Kupperman and the Company and/or such other indemnified persons, then Kupperman shall be entitled to retain one firm of legal counsel on his behalf at the Company's expense. Kupperman shall not compromise or settle any

Mr. Mitchell J. Kupperman
December 1, 1995
Page 10




action for which indemnification may be available without the Company's prior written consent, which shall not be unreasonably withheld. Such indemnification shall be conditional on Kupperman reasonably cooperating with the Company with respect to any matter for which indemnification is available. Kupperman's rights to obtain indemnification from the Company under this Section 9 shall be in addition to, and not in lieu of, any right that Kupperman may have to obtain indemnification from the Company under the Company's Restated Certificate of Incorporation and Amended and Restated By-laws, each as in effect on the date hereof, under any other agreement entered into by Kupperman with the Company, or under any other applicable provision of law.

     10.  Non-Competition; Non-Solicitation; Consultation. Provided that the
          -----------------------------------------------
Closing occurs, in consideration of the payment referred to in Section 10(d) below: (a) Kupperman agrees and covenants that for the period of time commencing on the date of the Closing and ending on the third anniversary of such date (the "Non-Compete Period") he will not, directly or indirectly: (i) for his own account or as an employee, officer, director, partner, joint venturer, shareholder, investor, consultant or otherwise (except as an investor in a corporation whose stock is publicly traded and in which Kupperman holds less than 5% of the outstanding voting shares), engage in the business of owning, managing or operating convenience stores in Massachusetts, Connecticut, Hudson Valley in New York State, Rhode Island, Ohio, Southern and Middle Michigan, Kentucky, Southern Indiana, Western Pennsylvania, Tennessee or North Carolina (the "Covered Areas"), such geographical areas constituting places in which the Company conducts business as of the date hereof; (ii) solicit the employment of any current employee of the Company or any employee who first enters the employ of the Company during such period; provided, that such prohibition shall not apply to any employee who has left the employ of the Company; (iii) induce or encourage any current employee of the Company or any employee who first enters the employ of the Company during such period to leave the employ of the Company; or (iv) interfere in a material manner with any material business relationship in any Covered Area between the Company and any third party, including any shareholder or any creditor of the Company.

          (b) The Company and Kupperman acknowledge and agree that the provisions of Section 10(a) hereof are reasonable because the scope thereof encompasses only the business of the Company as conducted on the date hereof and they are limited to the locations in which the Company does business as of the date hereof.

Mr. Mitchell J. Kupperman
December 1, 1995
Page 11




          (c) Notwithstanding anything contained in this Section 10 to the contrary, if the period of time or the geographical areas specified in Section 10(a) hereof is determined to be unreasonable in any proceeding before any court or agency legally empowered to enforce the provisions of this Section 10, then the period of time and area of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable; provided, however, that such reduction shall not
                                --------  -------
extend to any period of time or jurisdiction where such reduction is unnecessary to make the period of time or the geographical area specified in Section 10(a) enforceable therein.

          (d) As compensation for the matters referred to in this Section 10, the Company shall pay to Kupperman at the Closing a non-refundable sum of $240,000 by wire transfer of federal funds to an account designated by Kupperman.

     11.  Special Bonus. In conformity with the Special Bonus paid to Messrs.
          -------------
Stein and Landry pursuant to Section 6 of each of their employment agreements with the Company, both dated September 14, 1995, the Company has paid a Special Bonus to Kupperman for the six month financial period ended July 29, 1995 of $131,500.

     12.  Deductions and Withholding. Kupperman agrees that the Company shall
          --------------------------
withhold from any and all payments required to be made to Kupperman pursuant to this letter agreement, all federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

     13.  Miscellaneous. This letter agreement supersedes in its entirety all
          -------------
previous employment, severance or other agreements between the parties hereto relating to the subject matter set forth herein, and shall be governed by the internal substantive laws of the Commonwealth of Massachusetts and shall inure to the benefit of, and be binding upon, the heirs, personal representatives, executors, administrators, successors and permitted assigns of the parties hereto. This letter agreement shall be enforceable by Kupperman's person or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Kupperman should die while any amount or benefit would still be payable or available to Kupperman under this letter agreement if Kupperman had continued to live, any such amount or benefit shall be paid or made available in accordance with the terms of this letter agreement to Kupperman's devisees, legatees or

Mr. Mitchell J. Kupperman
December 1, 1995
Page 12




other designees or, if there is no such designee, to Kupperman's estate. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this letter agreement in the same manner and to the same extent as required of the Company. The rights and obligations of any party under this letter agreement may only be assigned with the prior written consent of each of the other parties hereto. This letter agreement may only be modified or amended pursuant to a written instrument signed by all of the parties hereto.

     If the foregoing accurately reflects our understanding, please so acknowledge by countersigning this letter agreement in the space provided for your signature below, whereupon this letter agreement shall become our legally binding agreement.

                                       Very truly yours,


                                       /s/ Robert B. Stein, Jr.
                                       -----------------------------------------
                                       Robert B. Stein, Jr.


                                       /s/ Gregory G. Landry
                                       -----------------------------------------
                                       Gregory G. Landry

                                       DAIRY MART CONVENIENCE
                                           STORES, INC.



                                       By: /s/ Robert B. Stein, Jr.
                                          --------------------------------------
                                          Title:  President


Accepted and Agreed to as of
this 1st day of December, 1995:


/s/ Mitchell J. Kupperman
------------------------------
Mitchell J. Kupperman